Exhibit 99.1

Sunshine Heart Exercises $2 Million Milestone Advance from Silicon Valley Bank

Eden Prairie, MN: June 29, 2015:  Sunshine Heart, Inc. (NASDAQ:SSH) announced today that it has exercised the right to borrow an additional $2 million under its existing loan and security agreement with Silicon Valley Bank. The right to borrow this second tranche was conditioned on the U.S. Food and Drug Administration granting interim analysis of COUNTER HF™, Sunshine Heart’s U.S. pivotal study for the C-Pulse® Heart Assist System, which was obtained in February 2015. COUNTER HF is a prospective, randomized, multi-center, controlled study evaluating the safety and efficacy of the C-Pulse system for the treatment of NYHA Class III and ambulatory Class IV heart failure.

“We view Silicon Valley Bank as a valued partner, providing non-dilutive capital at an important time in the Company’s growth trajectory as we continue to advance physician involvement and patient enrollment in the COUNTER HF and OPTIONS HF studies,” commented Dave Rosa, President and Chief Executive Officer of Sunshine Heart.

The payment is the second advance under the loan and security agreement entered into with Silicon Valley Bank on February 18, 2015, which provides up to $10 million in growth capital. The first $6 million term loan was funded at the time of closing. Additional details regarding the loan and security agreement are included in a Current Report on Form 8-K filed on February 19, 2015 by Sunshine Heart with the Securities and Exchange Commission.

About the C-Pulse Heart Assist System

The C-Pulse Heart Assist System, or C-Pulse System, an investigational device in the United States, Canada and countries that do not recognize the CE mark approval, utilizes the scientific principles of intra-aortic balloon counter-pulsation applied in an extra-aortic approach to assist the left ventricle by reducing the workload required to pump blood throughout the body, while increasing blood flow to the coronary arteries. Combined, these potential benefits may help sustain the patient’s current condition or, in some cases, reverse the heart failure process, thereby potentially preventing the need for later-stage heart failure devices, such as left ventricular assist devices (LVADs), artificial hearts or transplants. It may also provide relief from the symptoms of Class III and ambulatory Class IV heart failure and improve quality of life and cardiac function. Based on the results from our feasibility study, we also believe that some patients treated with our C-Pulse System may be able to stop using the device due to sustained improvement in their conditions as a result of the therapy.

Caution: Investigational device, limited by Federal (or United States) Law to Investigational use.

About Sunshine® Heart

Sunshine Heart, Inc. (Nasdaq:SSH) is an early-stage medical device company focused on developing, manufacturing and commercializing the C-Pulse System for treatment of Class III and ambulatory Class

IV heart failure. Sunshine Heart has completed an approved U.S. Food and Drug Administration (FDA) feasibility clinical study of the C-Pulse System and presented the results in November 2011. In March 2012, the FDA notified the Company that it could move forward with an investigational device exemption (IDE) application. Sunshine Heart received unconditional approval from the FDA in November 2012 to initiate its pivotal study. In July 2012, Sunshine Heart received CE Mark approval for its C-Pulse System in Europe. Sunshine Heart is a Delaware corporation headquartered in Minneapolis with wholly owned subsidiaries in Australia and Ireland. The Company has been listed on the NASDAQ Capital Market since February 2012.

About Silicon Valley Bank

For more than 30 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Forbes named SVB one of America’s best banks (2015) and one of America’s best-managed companies (2014).

SVB’s life science and healthcare practice provides a range of financial services to innovative companies that are improving health through technology. Learn more at svb.com/lifescience.

Silicon Valley Bank is the California bank subsidiary and commercial banking operation of SVB Financial Group (Nasdaq:SIVB), and a member of the FDIC. Silicon Valley Bank and SVB Financial Group are members of the Federal Reserve System.

Forward-Looking Statements

Certain statements in this release are forward-looking statements that are based on management’s beliefs, assumptions, expectations, and information currently available to management. All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including, without limitation, our expectations with respect to future clinical study activities and results including patient enrollment in studies. These forward-looking statements are subject to numerous risks and uncertainties, including, without limitation, the possibility that our clinical studies do not meet their enrollment goals, meet their endpoints or otherwise fail, that regulatory authorities do not accept our application or approve the marketing of the C-Pulse System, the possibility that we may be unable to raise the funds necessary for the development and commercialization of our products, that we may not be able to commercialize our products successfully in the EU and the other risk factors described under the caption “Risk Factors” and elsewhere in our filings with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements because they speak only as of the date when made and may turn out to be inaccurate. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements.

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For further information, please contact:

Investor:	Media:
Candice Knoll	David Schull
Blueprint Life Science Group	Russo Partners
T: +1-415-375-3340 Ext. 105	T: +1-212-845-4271

Claudia Drayton	Christopher Hippolyte
Chief Financial Officer	Russo Partners
Sunshine Heart, Inc.	T: + 1-646-942-5634
T: +1-952-345-4200